                                                                  EXHIBIT (a)(1)
                                                                  --------------

                            PARK-OHIO HOLDINGS CORP.

                        OFFER TO ACQUIRE ALL OUTSTANDING
                       STOCK OPTIONS FOR NEW STOCK OPTIONS

         Like many stock option programs throughout the country, the stock options granted to certain employees of Park-Ohio Holdings Corp. ("Park-Ohio") for their outstanding contributions to Park-Ohio have not achieved the substantial value intended of them. Park-Ohio has, therefore, initiated the program described in this Offer. Park-Ohio is offering to acquire all of the currently outstanding stock options held by directors and employees of Park-Ohio (the "Old Options") and, in return, grant to those individuals who tender Old Options new stock options (the "New Options") carrying an option price no less than the then current market value of Park-Ohio's common stock at the time of the grant. The grant of the New Options will occur as soon as practicable after the passage of six months from the date the Old Options are cancelled (subject to Park-Ohio's shareholders amending the 1998 Long-Term Incentive Plan, as described in this Offer).

         Any Offeree desiring to tender his or her options for cancellation should complete and sign the letter of transmittal in accordance with the instructions in the letter of transmittal, mail or otherwise deliver it and any other required documents, including the option agreement(s) evidencing your options, to Ronald J. Cozean, General Counsel for Park-Ohio, at 23000 Euclid Avenue, Cleveland, Ohio 44117.

         Questions or requests for assistance or for additional copies of this Offer, the letter of transmittal or other offer materials may be directed to Ronald J. Cozean at the address listed above or by telephone at 216/692-7200.

         The common stock issuable upon exercise of the New Options is listed and traded on The NASDAQ Stock Market(R) under the symbol PKOH. As of April 19, 2001, the closing price of Park-Ohio common stock, as reported on the NASDAQ, was $5.25 per share. Park-Ohio urges you to obtain current market quotations for Park-Ohio common stock.

--------------------------------------------------------------------------------
         THE OFFER AND WITHDRAWAL RIGHTS DESCRIBED IN THIS OFFER EXPIRE
   AT 5:00 P.M., EASTERN TIME, ON MAY 18, 2001, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

         NEITHER PARK-OHIO NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO YOU, NOR HAS PARK-OHIO AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON ITS BEHALF, AS TO WHETHER TO TENDER YOUR OLD OPTIONS FOR CANCELLATION. PARK-OHIO HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PARK-OHIO. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR OLD OPTIONS.

                                 APRIL 20, 2001

                                    THE OFFER

         Upon the terms and subject to the conditions described in this Offer and in the accompanying letter of transmittal, Park-Ohio will accept for cancellation, and will cancel (unless properly withdrawn), all of those currently outstanding options to purchase shares of Park-Ohio common stock (the "Old Options"). You may tender for cancellation all or any portion of your Old Options. This offer is not conditioned on any minimum number of Old Options being tendered. You may, at any time prior to the Expiration Date (See the section below entitled "Procedure for Tendering Options"), withdraw the tender of your Old Options (See the section below entitled "Withdrawal Rights").

         Upon tender and cancellation of your Old Options, you will be entitled to receive a grant of new options to purchase shares of common stock carrying an option price no less than the then current market value of Park-Ohio common stock at the time of such grant (the "New Options"). You will be entitled to receive New Options on a one for one basis for each Old Option tendered for cancellation. The New Options will be issued under Park-Ohio's 1998 Long-Term Incentive Plan (the "1998 Plan"). (See the sections below entitled "Conditions to Offer" and "Grant of New Options.")

         The grant of the New Options will occur as soon as practicable after the passage of six months from the date the Old Options are cancelled, and no sooner. The option price associated with the New Options will be no less than the then current market value of the Park-Ohio common stock at the time such grant. As a result, offerees who elect to participate in this Offer will be subject to the risk that the market value of Park-Ohio common stock may rise by the time of the grant of the New Options to a point in excess of the option price associated with the tendered Old Options.

CONDITIONS TO OFFER.

         The Offer is conditioned upon approval by Park-Ohio's shareholders of the amendment of the 1998 Plan. At the 2001 annual meeting of the shareholders of Park-Ohio, the Park-Ohio shareholders will be asked to amend the 1998 Plan to increase the number of shares available for award under the plan in order to have enough shares available to cover the New Options to be granted in return for the Old Options tendered pursuant to this offer. Park-Ohio's ability to grant the New Options, as described in this Offer, is contingent upon the shareholders amendment of the 1998 Plan. (See the description of this plan attached to this Offer as EXHIBIT D)

         IN THE EVENT THE SHAREHOLDERS FAIL TO AMEND THE 1998 PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR AWARD UNDER THE PLAN, THEN THERE WILL NOT BE ENOUGH SHARES AVAILABLE FOR AWARD UNDER THE 1998 PLAN TO CARRY OUT THE OFFER AS PROPOSED, IN WHICH CASE NO NEW OPTIONS WILL BE GRANTED AND THOSE OFFEREES WHO TENDERED OPTIONS WILL RECEIVE NOTHING IN RETURN FOR THE OPTIONS TENDERED BY THEM.

         In addition, an offeree must remain an employee or director of the Company throughout the period prior to the date on which the new options are granted. In the event an offeree's employment or his or her directorship is terminated prior to the date on which the new options are granted, that offeree will lose his or her right to receive a grant of new options and will receive nothing in return for the options tendered by him or her.

PURPOSE OF THE OFFER.

         Park-Ohio believes that its outstanding stock options, though currently exercisable, are not achieving the purpose for which they were intended because they carry option prices that are significantly higher than the current market price for Park-Ohio common stock, effectively causing them to have little or no real value. By making this offer, Park-Ohio expects to be able to provide better performance incentives to its employees and thereby maximize shareholder value.

PROCEDURE FOR TENDERING OPTIONS.

         Offerees who desire to participate in this offer and tender their Old Options for cancellation must complete and sign the accompanying letter of transmittal and deliver it, together with any other required documents, including your option agreement(s) evidencing the Old Options to be tendered, to:

                            Park-Ohio Holdings Corp.
                             Attn: Ronald J. Cozean
                               23000 Euclid Avenue
                              Cleveland, Ohio 44117

         YOUR COMPLETED LETTER OF TRANSMITTAL MUST BE RECEIVED BY PARK-OHIO AT THE ADDRESS LISTED ABOVE NO LATER THAN 5:00 P.M., EASTERN TIME, MAY 18, 2001 (the "Expiration Date"). In order to be valid, your completed letter of transmittal must state the number of Old Options that you wish to tender for cancellation.

WITHDRAWAL RIGHTS.

         You may withdraw your tendered Old Options at any time before 5:00 p.m., Eastern Time, on the Expiration Date. If the offer is extended by Park-Ohio, you may withdraw your tendered Old Options at any time until the expiration of the offer as extended.

         To withdraw tendered Old Options, you must deliver a written notice of withdrawal to Park-Ohio at the address listed above in the section entitled "Procedure for Tendering Options." Your written notice of withdrawal must state the number of tendered Old Options that you wish to withdraw and include an affirmative statement that you are withdrawing such number of tendered Old Options.

CANCELLATION OF OLD OPTIONS.

         As soon as practicable after the Expiration Date, Park-Ohio will cause to be cancelled all of the Old Options tendered to it in connection with this offer.

         The Old Options that are the subject of this offer are stock options that were granted by Park-Ohio to certain employees of Park-Ohio under Park-Ohio's various incentive compensation plans, which plans include the (i) Amended and Restated 1992 Stock Option Plan (see the description of this plan attached to this Offer as EXHIBIT A), (ii) Non-Statutory Stock Option Agreement between Park-Ohio and Edward F. Crawford (see the description of this plan attached to this Offer as EXHIBIT B), (iii) 1996 Non-Employee Director Stock Option Plan (see the description of this plan attached to this Offer as EXHIBIT
C) and (iv) 1998 Long-Term Incentive Plan (see the description of this plan attached to this Offer as EXHIBIT D).

         The total number of Old Options currently outstanding and that are subject to this offer is 1,083,500.

GRANT OF NEW OPTIONS.

         The New Options will be stock options granted under Park-Ohio's 1998 Plan, subject to the terms and conditions governing such plan (See EXHIBIT D to this Offer for a description of 1998 Plan). The New Options will be granted on a one for one basis for each Old Option tendered for cancellation. The Company's Compensation Committee will determine at the time of the grant of the New Options the terms and conditions of the New Options, consistent with the terms of the 1998 Plan, including the vesting period associated with such options.

         The New Options will be granted as soon as practicable after the passage of six months from the date the Old Options were cancelled. The option price associated with the New Options will be determined at the time of the grant and will be no less than the then current market value of Park-Ohio common stock at the time of such grant. As a result, offerees who elect to participate in this offer and tender Old Options for cancellation will be subject to the risk that the market value of Park-Ohio common stock at the time of the grant of the New Options may have risen to a point in excess of the option price associated with the Old Options that they tender for cancellation.

         Furthermore, the New Options will be granted only if Park-Ohio's shareholders amend the 1998 Plan at the 2001 annual meeting of shareholders to increase the number of shares available for award under the 1998 Plan. In the event the shareholders fail to amend the 1998 Plan to increase the number of shares available for award under the plan, then there will not be enough shares available for award under the 1998 Plan to carry out the offer as proposed, in which case no new options will be granted and those offerees who tendered options will receive nothing in return for the options tendered by them.

         In addition, an offeree must remain an employee or director of the Company throughout the period prior to the date on which the new options are granted. In the event an offeree's employment or his or her directorship is terminated prior to the date on which the new options are granted, that offeree will lose his or her right to receive a grant of new options and will receive nothing in return for the options tendered by him or her. (See the section above entitled "Conditions to Offer.")

ACCOUNTING TREATMENT.

         Park-Ohio does not believe that it will incur any compensation expense solely as a result of the transactions contemplated by this Offer. The New Options will not be granted any sooner than at least six months and one day after the tendered Old Options are cancelled and the option price of the New Options will be equal to or greater than the market value of the underlying Park-Ohio common stock on the date of such grant. Therefore, those offerees who elect to participate in this offer will be subject to the risk that the market value of Park-Ohio's common stock at the time of the grant of the New Options may have increased to a point in excess of the option price associated with the tendered Old Options.

FEDERAL INCOME TAX CONSEQUENCES

         The following is a general summary of the material federal income tax consequences of the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

         Offerees who tender Old Options will not be required to recognize income for federal income tax purposes at the time of the tender. Furthermore, upon the grant of New Options, the offerees will not be required to recognize additional income for federal income tax purposes. We believe that the tender of Old Options for New Options should not be taxable to the offerees.

         If an offeree tenders incentive stock options, the New Options will be granted as incentive stock options to the extent they qualify. For options to qualify as incentive stock options, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a non-incentive stock option. If the exercise price of the New Options is equal to or less than the exercise price of the Old Options tendered, the New Options should qualify as incentive stock options to the extent that the Old Options tendered qualified as incentive stock options before being tendered. If the New Options have a higher exercise price than some or all of the offeree's Old Options, or if additional incentive stock options are granted after an offeree tenders Old Options for exchange but before the New Options are granted, a portion of the New Options may exceed the limits for incentive stock options.

         We recommend that you consult your own tax advisor with respect to the Federal, state and local tax consequences of participating in the offer.

FURTHER INFORMATION

         For more information regarding the offer, see Park-Ohio's Tender Offer Statement on SEC Schedule TO, a copy of which accompanies this Offer.

                                    EXHIBIT A
                                    ---------

                   AMENDED AND RESTATED 1992 STOCK OPTION PLAN

Purpose of the 1992 Plan.

         The purpose of the Amended and Restated 1992 Stock Option Plan ("1992 Plan") was to advance the interests of the Company and its shareholders by providing means whereby officers (including officers who are directors) and key employees of the Company and its subsidiaries may be furnished with additional incentive by being given an opportunity to purchase shares of Common Stock of the Company ("Shares") pursuant to the exercise of options granted under the 1992 Plan. The options granted under the 1992 Plan were either options which were intended to qualify as "Incentive Stock Options" under Section 422 of the Internal Revenue Code, or options which did not qualify as Incentive Stock Options ("Non-Statutory Options").

         With the adoption of the 1998 Long-Term Incentive Plan, options may no longer be granted under the 1992 Plan. Thus, the 1992 Plan remains in effect only with respect to those options that have already been granted under the plan.

Administration.

         The 1992 Plan is administered by the Compensation Committee, composed of not less than two directors appointed by the Board. The Board may also appoint one or more directors as alternate members of the Compensation Committee, who may take the place of any absent member or members at any meeting of the Compensation Committee. The members and alternate members of the Compensation Committee shall, at all times during their service as such, be "disinterested persons" within the meaning of Rule 16b-3(c)(2)(i) promulgated under the Exchange Act. The Compensation Committee shall have full power to construe and interpret the 1992 Plan and to establish rules for its administration. A majority of the Compensation Committee shall constitute a quorum, and the action of a majority of the members (including alternate members) of the Compensation Committee present at any meeting at which a quorum is present, or acts unanimously approved in writing by all members, shall be acts of the Compensation Committee.

Shares.

         The aggregate number of Shares for which options may have been granted under the 1992 Plan was not to exceed 850,000. The maximum number of shares for which options may have been granted to any individual officer or key employee in any calendar year was 200,000. The Shares to be issued upon exercise of options granted under the 1992 Plan shall be made available, at the discretion of the Board, from the authorized but unissued Shares or from Shares reacquired by the Company, including Shares purchased in the open market.

Transferability.

         Except as allowed by applicable laws, no option shall be transferable by the optionee except by will or the laws of descent and distribution, and options may be exercised during the employee's lifetime only by him or her or his or her guardian or legal representative.

Option Price and Period.

         The option price was determined by the Compensation Committee and set forth in the option agreement, but in no event was the option price less than 100 percent of the fair market value (as determined by the 1992 Plan) of the Shares covered by the option at the time the option was granted. The date on which the Compensation Committee approves the granting of an option was deemed the date on which the option was granted. No option granted under the 1992 Plan may be exercised later than 10 years after the date on which the option is granted.

Payment.

         Upon the exercise of an option, payment of the option price may be made in cash or Shares or a combination of cash and Shares. The Compensation Committee shall establish appropriate procedures for the acceptance of Shares in payment or partial payment of an option exercise price.

Incentive and Non-Statutory Options.

         Options granted under the 1992 Plan may be either Incentive Stock Options or Non-Statutory Stock Options. The main distinction between the two types of options is in their tax treatment. To qualify as Incentive Stock Options, options granted under the 1992 Plan must comply with certain restrictions imposed by the Internal Revenue Code. The aggregate fair market value (determined as of the date the option is granted) of Shares for which Incentive Stock Options are exercisable for the first time by an individual during any calendar year (under the 1992 Plan or any other plan of the Company or of a parent or subsidiary of the Company which provides for the granting of Incentive Stock Options) shall not exceed $100,000. Any Incentive Stock Option granted to any employee who is, at the time the option is granted, deemed for purposes of Section 422 of the Internal Revenue Code, or any successor provision, to own shares of the Company possessing more than 10% of the total combined voting power of all classes of shares of the Company or of a parent or subsidiary of the Company shall have an option exercise price that is at least 110% of the fair market value of the Shares at the date of grant and shall not be exercisable after the expiration of five years from the date it is granted.

Option Agreement.

         The option agreement in which option rights are granted to an employee shall be in the applicable form (consistent with the 1992 Plan) from time to time approved by the Compensation Committee and shall be signed on behalf of the Company by the Chairman of the Board, the President, the Secretary or any Vice President of the Company, other than the employee who is a party thereto, and shall be dated as of the date of the granting of the option.

Amendment of 1992 Plan.

         The Board shall have the right to amend, modify, suspend or terminate the 1992 Plan at any time; provided, however, that no such action shall, without the consent of any optionee, affect or in any way impair the rights of such optionee under any option theretofore granted under the 1992 Plan.

Termination of 1992 Plan.

         With the adoption of the 1998 Long-Term Incentive Plan, options may no longer be granted under the 1992 Plan. Thus, the 1992 Plan remains in effect only with respect to those options that have already been granted under the plan.

                                    EXHIBIT B
                                    ---------

                  NON-STATUTORY STOCK OPTION AGREEMENT BETWEEN
                         THE COMPANY AND EDWARD CRAWFORD

         In connection with the expiration of Edward Crawford's employment agreement on June 17, 1995, the Compensation and Stock Option Committee ("Committee") of the Company's Board of Directors granted on February 22, 1996 a non-statutory stock option (the "Option") to purchase 500,000 shares of Common Stock at $13.625 per share which was the fair market value as of that date. The Option vested in cumulative installments of 20 percent (100,000 shares) per year, and has a term of fifteen years. The Option will terminate on the cessation of Mr. Crawford's employment with the Company, subject to provisions allowing for the conditional exercise of the Option upon such cessation of employment. In the event of a "Change in Control of the Company," as defined in the Option Agreement, the Option will become exercisable in full (whether or not otherwise exercisable at such time), and will remain exercisable until it expires pursuant to its terms. The foregoing is only a summary of the material features of the Option Agreement.

                                    EXHIBIT C
                                    ---------

                  1996 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

Purpose of the 1996 Plan.

         The purpose of the 1996 Plan is to advance the interests of the Company and its shareholders by aligning the interests of certain non-employee directors with both the success of the Company and the financial interests of its shareholders by encouraging stock ownership in the Company and thereby assuring that they have a proprietary interest in the Company's business. The options granted under the 1996 Plan will not qualify as Incentive Stock Options ("Non-Statutory Options").

Administration.

         The 1996 Plan shall be administered by the Compensation and Stock Option Committee ("Committee"), composed of not less than two directors appointed by the Board. The Board may also appoint one or more directors as alternate members of the Committee, who may take the place of any absent member or members at any meeting of the Committee. The members and alternate members of the Committee shall, at all times during their service as such, be "disinterested persons" within the meaning of Rule 16b-3(c)(2)(i) promulgated under the Exchange Act. The Committee shall have full power to construe and interpret the 1996 Plan, to establish rules for its administration and to grant options under the 1996 Plan. A majority of the Committee shall constitute a quorum, and the action of a majority of the members (including alternate members) of the Committee present at any meeting at which a quorum is present, or acts unanimously approved in writing by all members, shall be acts of the Committee.

Shares.

         The aggregate number of shares of Common Stock of the Company ("Shares") for which options may be granted under the 1996 Plan shall not exceed 250,000, subject to such adjustment as the Compensation Committee, in its sole discretion, may determine is equitably required as a result of any change in the number or terms of Shares or of other securities into which Shares shall have been changed or for which they shall have been exchanged. Eligible directors will receive an annual option for 6,000 shares on the date of the annual meeting of shareholders, except for the original grant which will be on the date the Board approves the 1996 Plan. The Shares to be issued upon exercise of options granted under the 1996 Plan shall be made available, at the discretion of the Board, from the authorized but unissued Shares or from Shares reacquired by the Company, including Shares purchased in the open market. Any Shares for which an option is granted hereunder which are released from such option for any reason shall be available for other options under the 1996 Plan.

Eligibility and Transferability.

         Only non-employee directors are eligible to participate in the 1996 Plan. There are currently five non-employee directors. The number of persons receiving stock options may vary from year to year. It is not possible to state in advance the exact number or identity of such persons or the amount of such stock option grants. Except for limited circumstances provided for in the 1996 Plan, no option shall be transferable by the optionee, and options may be exercised during the employee's lifetime only by him or her.

Option Price, Vesting and Exercise Period.

         The option price shall be 100 percent of the fair market value (as determined by the 1996 Plan) of the Shares covered by the option at the time the option is granted. Options granted under the 1996 Plan will vest six months after the date of grant. If a director holding an option ceases to be a director (other than due to death or after attainment of age 65), the period of exercise shall be six months from the date on which he ceased to be a director, and will be one year in the event of death or after attainment of age 65, but not later than the date of the expiration of the option. No option granted under the 1996 Plan may be exercised later than 10 years after the date on which the option is granted.

Payment.

         Upon the exercise of an option, payment of the option price may be made in cash or Shares or a combination of cash and Shares.

Option Agreement.

         The option agreement in which option rights are granted to an employee shall be in the applicable form (consistent with the 1996 Plan) from time to time approved by the Compensation Committee and shall be signed on behalf of the Company by an officer of the Company, and shall be dated as of the date of the granting of the option.

Amendment of 1996 Plan.

         The Board shall have the right to amend, modify, suspend or terminate the 1996 Plan at any time; provided, however, that no such action shall, without the consent of any optionee, affect or in any way impair the rights of such optionee under any option theretofore granted under the 1996 Plan. In addition, no amendment or change shall be made in the 1996 Plan, without further shareholder approval, (a) increasing the total number of Shares as to which options may be granted under the 1996 Plan; (b) changing the minimum option price hereinbefore specified for the optioned Shares or otherwise materially increasing the benefits accruing to participants under the 1996 Plan; or (c) extend the period during which options may be exercised. Notwithstanding any other provision hereof, no action may be taken by the Company which will impair the validity of any option then outstanding.

Expiration of 1996 Plan.

         Options may be granted under the 1996 Plan at any time on or prior to May 31, 2001, on which date the 1996 Plan shall expire but without affecting any options then outstanding.

                                    EXHIBIT D
                                    ---------

                          1998 LONG-TERM INCENTIVE PLAN

         The 1998 Plan is administered by the Compensation Committee, which has authority to interpret the 1998 Plan, to grant waivers of 1998 Plan restrictions and to adopt such rules, regulations and policies for carrying out the 1998 Plan as it may deem necessary or proper in order to further the purposes of the 1998 Plan. In particular, the Compensation Committee will have the authority to (i) select participants, (ii) determine the number and type of awards to be granted,
(iii) determine the terms and conditions, not inconsistent with the terms of the 1998 Plan, to any award granted, (iv) interpret the terms and provisions of the 1998 Plan and any award granted, (v) prescribe the form of any agreement or instrument executed in connection with any award and (vi) establish, amend and rescind such rules, regulations and policies for the administration of the 1998 Plan as it may deem advisable from time to time.

         Awards under the 1998 Plan may be in the form of stock options (either "incentive stock options" within the meaning of Section 422 of the Code or nonstatutory stock options), stock appreciation rights, restricted shares, performance shares or stock awards.

         Stock options will be exercisable in whole or in such installments and at such times and upon such terms as may be determined by the Compensation Committee, provided that no stock options will be exercisable more than ten years after the date of grant. The exercise price of any option may not be less than the fair market value of a share of Company common stock on the date of the grant. Participants may pay the exercise price of a stock option in cash, Company common stock, or a combination of cash and Company common stock.

         Stock appreciation rights ("SARs") entitle the recipient to receive a payment, in cash or Company common stock, equal to the appreciation in market value of a stated number of shares of Company common stock from the exercise price to the fair market value on the date of exercise or surrender. SARs may be granted either separately or in conjunction with other awards granted under the 1998 Plan. Any SAR related to a nonstatutory stock option may be granted at the same time such option is granted or at any time thereafter before exercise or expiration of such option. Any SAR related to an incentive stock option must be granted at the same time such option is granted. Any SAR related to an option will be exercisable only to the extent the related option is exercisable and such SAR (or the applicable portion thereof) will terminate and will no longer be exercisable upon the termination or exercise of the related option. Similarly, upon exercise of an SAR as to some or all of the shares of Company common stock covered by a related option, the related option shall be canceled automatically to the extent of the SARs exercised, and such shares of Company common stock will not thereafter be eligible for grant.

         Restricted shares of Company common stock may be awarded in such numbers and at such times as the Compensation Committee determines. Restricted shares will be subject to such terms, conditions or restrictions as the Compensation Committee deems appropriate including, but not limited to, restrictions on transferability, requirements of continued employment, individual performance or financial performance of the Company. The period of vesting and forfeiture restrictions will be established by the Compensation Committee at the time of grant, except that no restriction period may be less than 12 months. During the period in which any restricted shares are subject to forfeiture restrictions, the Compensation Committee may, in its discretion, grant to the participant to whom such shares have been awarded all or any of the rights of a shareholder with respect to such restricted shares, including the right to vote such shares and to receive dividends with respect to such shares.

         Performance shares may be awarded in the form of shares of Company common stock that are earned only after the attainment of predetermined performance targets as established by the Compensation Committee at the time an award is made. A performance target shall be based upon one or any combination of the following: (i) revenues of the Company; (ii) operating income of the Company; (iii) net income of the Company; (iv) earnings per Share; (v) the Company's return on equity; (vi) cash flow of the Company; (vii) Company shareholder total return; (viii) return on assets; (ix) return on investment;
(x) asset turnover; (xi) liquidity; (xii) capitalization; (xiii) stock price;
(xiv) expenses; (xv) operating profit and margin; (xvi) retained earnings;
(xvii) market share; (xviii) sales to targeted customers; (xix) customer satisfaction; (xx) quality measures; (xxi) productivity; (xxii) safety measures; or (xxiii) educational and technical skills of employees. The Compensation Committee shall be permitted to make adjustments when determining the attainment of a performance target to reflect extraordinary or nonrecurring items or events, or unusual nonrecurring gains or losses identified in the Company's financial statements, as long as any such adjustments are made in a manner consistent with Section 162(m) of the Code to the extent applicable. Awards of performance shares made to participants subject to Section 162(m) of the Code are intended to qualify under Section 162(m) and provisions of such awards will be interpreted in a manner consistent with that intent to the extent appropriate. The foregoing provisions of this paragraph are also applicable to awards of restricted shares to the extent such awards of restricted shares are subject to the financial performance of the Company. At the end of the applicable performance period, performance shares will be converted into shares of Company common stock (or cash or a combination of shares and cash) and distributed to participants based upon the applicable performance entitlement. Award payments made in cash rather than the issuance of shares will not, by reason of such payment in cash, result in additional shares being available under the 1998 Plan.

         Stock awards may be made in shares of Company common stock or on a basis valued in whole or in part by reference to, or otherwise based upon, shares of Company common stock. Stock awards will be subject to conditions established by the Compensation Committee.

         Subject to adjustment in the event of any change in the number of outstanding shares by reason of a reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation or any change in the corporate structure or capital stock of the Company, the aggregate number of shares of Company common stock which may be awarded under the 1998 Plan is 550,000 (Company shareholders are being asked to amend the 1998 Plan at the Company's 2001 annual meeting of shareholders to increase this number to 1,650,000), all of which may be incentive stock options. No more than 250,000 shares (Company shareholders are being asked to amend the 1998 Plan at the Company's 2001 annual meeting of shareholders to increase this number to 500,000) shall be the subject of awards to any individual participant in any one calendar year. Shares issuable under the 1998 Plan may consist of authorized and

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

unissued shares of Company common stock or shares of Company common stock held in treasury.

         In the event of a Change in Control (as defined in the 1998 Plan) of the Company, and except as the Board may expressly provide otherwise, (i) all stock options or SARs then outstanding will become fully exercisable as of the date of the Change in Control, whether or not then otherwise exercisable, (ii) all restrictions and conditions of all awards of restricted shares then outstanding shall be deemed satisfied as of the date of the Change in Control, and (iii) all awards of performance shares will be deemed to have been fully earned as of the date of the Change in Control.

         The Board may amend, suspend or terminate the 1998 Plan at any time, provided that no such action shall be taken that would impair the rights under an outstanding award without the participant's consent. Similarly, the Board may amend the terms of any outstanding award, prospectively or retroactively, but no such amendment shall impair the rights of any participant without the participant's consent and no such amendment shall have the effect, with respect to any employee subject to Section 162(m) of the Code, of increasing the amount of any award from the amount that would otherwise be payable pursuant to the formula and/or goals previously established for such participant.

         Except as may be otherwise provided in the relevant award agreement, no award or any benefit under the 1998 Plan will be assignable or transferable, or payable to or exercisable by, anyone other than the participant to whom it was granted.

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